Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-156251

Investor Presentation January 2010

Statements made in this presentation which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management's plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as "believe", "expect", "anticipate", "plan", "estimate", "should", "will", "intend", or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company's Preliminary Prospectus Supplement for the offering. Important note regarding forward-looking statements

Key offering terms Issuer: Associated Banc-Corp ("ASBC") Offering type: Primary offering of common stock Total amount offered: $400 million Over-allotment option: 15% Use of proceeds: Fortify capital ratios, general corporate purposes Lockup: 90 days Sole book-runner: Credit Suisse (USA) Securities LLC Co-managers: Robert W. Baird & Co. Incorporated, Citigroup Global Markets Inc., Keefe, Bruyette & Woods, Inc., RBC Capital Markets Corporation, Sandler O'Neill & Partners, L.P., UBS Securities LLC

Repositioning Associated for the future New CEO, Philip Flynn, formerly of UnionBanCal We have taken a hard look at credit and increased the allowance to what we believe to be appropriate for the current loan portfolio and economic conditions Provision of $395mm, charge-offs of $234mm and an increase in the Allowance for Loan Losses of $161mm during the quarter The $400mm capital raise and reduction of the quarterly dividend to $0.01 / share will provide us with additional balance sheet strength to manage through the downturn Strengthened credit and capital positions will enable us to capture attractive business opportunities in the future We expect our strong market position, broad business mix and management team to produce earnings growth as economy recovers Attractive core deposit base, diversified fee sources and operating efficiency As cycle turns and meaningful internal capital generation resumes, we will look forward to taking advantage of M&A opportunities including FDIC-assisted transactions and repaying TARP

New management team proactively addressing credit Management changes Philip B. Flynn - President and Chief Executive Officer (December 2009) Vice Chairman and Chief Operating Officer of Union Bank, San Francisco (2005-2009) Other executive positions of Union Bank include Chief Credit Officer (2000-2004), Head of Commercial Banking (1998-2000) Scott S. Hickey - Chief Credit Officer (October 2008) 32 years of banking experience Served 23 years with U.S. Bank Positions included Executive Vice President - Wholesale Credit for U.S. Bank and Chief Credit Officer for Firstar Minnesota, Illinois Mark G. Sander - Head of Commercial Banking (August 2009) 25 years of banking experience Held the position of Commercial Banking Executive at Bank of America, where he was responsible for the six-state Midwest region Held a number of leadership positions in commercial banking at LaSalle Bank NA, including corporate executive vice president Credit actions taken in 4th quarter Additional steps taken late in the quarter to review loan exposures in response to economic situation Intensive review of credit portfolio with particular focus on Shared National Credits, commercial real estate and construction portfolios Hired third party valuation advisor to corroborate internal analysis and collateral valuations

Capital raise enhances balance sheet strength TCR Tier 1 Risk-Based Leverage Total Capital Source: SNL Financial for peer data. Note: (1) Pro forma for $400mm raise, net of underwriting discount and offering expenses, but before overallotment. (2) Peers consist of CBSH, CMA, FHN, FMER, HBAN, MBFI, MI and TCB. Peer ratios as of 3Q'09. (2) (1) (2) (1) (2) (1) (2) (1)

Building a strong capital base Note: (1) Well-capitalized levels are 6% for Tier 1, 5% for Leverage and 10% for Total Capital. (2) Does not reflect potential tax benefit from credit losses incurred. (3) Pro forma for $400mm raise, net of underwriting discount and offering expenses, but before overallotment - assumes net proceeds are contributed to subsidiary bank. (4) MOU requirements of 8% Leverage and 12% Total Capital at the Bank level, effective at March 31, 2010. (1) (2) (3) (4) (4)

Allowance level adds to balance sheet strength ALLL / total loans ALLL / (past due & non-performing loans) Note: (1) Past due and non-performing loans include loans 30-89 days past due, loans 90 days or more past due and still accruing, restructured loans and nonaccrual loans. (1)

Largest branch network in Wisconsin Top 5 deposit market share in 14 MSAs 291 branches $23 billion in assets $14 billion in loans $17 billion in deposits Associated - attractive Midwest footprint Minneapolis 27 branches $1.8bn deposits #6 market share Chicago 27 branches $1.7bn deposits #24 market share Wisconsin 209 branches $11.6bn deposits #3 market share Milwaukee 50 branches $2.3bn deposits #4 market share Green Bay 18 branches $4.1bn deposits #1 market share Source: SNL Financial. Note: MSA and deposit market share data as of 6/30/09, financial data as of 12/31/09. (1) Based on MSA data as 6/30/09. (2) Branch coverage rank based on number of branches per city. MN IL WI Minneapolis St. Louis Chicago Hudson Eau Claire Green Bay Manitowoc Appleton Neenah Madison Janesville La Crosse Milwaukee Racine Rockford Peoria Rochester Wausau Branch Coverage Rank: No. 1 Top 5 Madison 28 branches $1.1bn deposits #3 market share (1) (1) (1) (1) (2) (1)

Attractive core deposit growth Total deposits Deposit mix - December 2009 (%) ($ in billions)

Stable revenue generation throughout current crisis Core pre-provision revenue ($ in millions)

Significant non-interest income generation Quarterly non-interest income Annual non-interest income ($ in millions) ($ in millions) Note: Non-interest revenue excludes gains / losses in assets and investments.

Core non-interest expense remains well controlled Quarterly non-interest expense Annual non-interest expense ($ in millions) ($ in millions) Recent uptick driven by credit-related charges and increased FDIC insurance costs Personnel Other Credit-related FDIC expense

Credit overview

Proactively addressing credit issues Enhanced risk management practices Established Board-level Risk and Credit Committee and a bank level Credit Risk Management Committee to globally address credit risk Substantive expansion of credit policies Narrowed footprint definition to primary markets of Wisconsin, Illinois, Minnesota and metro St. Louis Implemented policy changes around: Centralization of credit underwriting and approval Risk-based hold limits Asset class caps for higher risk portfolios Established Portfolio Management function to address concentration risks and overall portfolio management Initiated steps to reposition the Shared National Credit ("SNC") portfolio Increased use of third party appraisals Addressing existing problems in the portfolio Subsets of portfolio driving out-sized share of losses and non-performers The problems have been identified and are being addressed SNC (CRE & Construction) and brokered HELOC portfolio 4th quarter highlights: Performed intensive review of the portfolio Extensive use of appraisals Applied implications of appraisals across analogous property types Significantly increased the allowance Third party valuation advisor

4Q provision expense Provision components $233.8 Charge-offs $68.4 Increased provision on existing non-performing loans (FAS 114) $55.7 Increased qualitative reserves - management factors $36.9 Ratings migration (FAS 5) $394.8 Total 4Q'09 provision Drivers of increased provision New appraisal values, specifically in the construction book, were the primary drivers of the increase in charge-offs Primarily driven by new appraisals and revaluation of remaining CRE portfolio based upon new information received Management factors affecting the qualitative reserve were increased to the high end of the ranges, reflecting the challenging environment C&I allocations reduced due to lower balances and slower credit rating migration Increase in Retail loss expectation reflecting higher loss content in last six months due to worsening economic conditions ($ in millions)

Loan portfolio composition Total loans Loan mix - December 2009 (%) C&I CRE Construction Residential Home Equity Consumer ($ in billions)

High quality / low risk securities portfolio Investment portfolio - December 31, 2009 Market value composition - December 31, 2009 Portfolio composition ratings - December 31, 2009 (1) Note: (1) Reflects taxable equivalent yield. ($ in millions) ($ in millions)

Allowance coverage ratios & credit statistics Source: SNL Financial for peer data. Note: (1) Peers consist of CBSH, CMA, FHN, FMER, HBAN, MBFI, MI and TCB. (2) Past due and non-performing loans include loans 30-89 days past due, loans 90 days or more past due and still accruing, restructured loans, and nonaccrual loans. (1) (2)

Total nonperforming loans Total NPLs NPL mix - Q4'09 (%) C&I CRE Construction Residential Home Equity Consumer NPL / Loan Category (%) C&I CRE Construction Residential Home Equity Consumer 2.3% 1.8% 4.0% 2.0% 1.1% 0.9% 2.4% 2.8% 6.8% 2.4% 1.3% 0.8% 4.7% 4.4% 13.5% 3.2% 1.4% 0.9% 6.2% 5.5% 18.7% 4.3% 1.8% 0.8% 7.2% 8.1% 29.6% 4.9% 1.7% 0.9% ($ in millions) Construction loans comprise 10% of the total loan portfolio, but 37% of NPLs CRE and construction drove 87% of the increase in nonperformers during Q4'09 Driven primarily by large, non-relationship credits

Total net charge-offs Total NCOs NCO mix - Q4'09 (%) C&I CRE Construction Residential Home Equity Consumer ($ in millions) Of the $234mm of Q4'09 charge-offs, 71% of the NCOs were construction and CRE related Construction losses were spread across all asset classes: condominium (21%), land (19%), office (17%), retail (13%), residential development (5%) and hotel (4%) CRE concentrated in retail (39%), office (23%) and condominium (14%)

The total Shared National Credit ("SNC") book is $988mm at December 31, 2009 Strategic decision to move away from large, widely syndicated SNCs in favor of smaller, "club"-type deals with local participants where we can provide meaningful credit and non-credit services The core, internally generated, construction portfolio contains significantly lower levels of non- accruals than the SNC portfolio 2009 NCOs NPLs Outstanding C&I Construction SNC Non-SNC Shared National Credits Total: $250 million Total: $157 million Total: $409 million Total: $157 million Total: $3,547 million Total: $1,397 million (1) Note: (1) Excludes loans 90 days past due still accruing and restructured loans.

Summary

New management Intensive credit review to identify losses inherent in the portfolio and maintain an allowance appropriate for the difficult economic conditions Equity offering and dividend cut strengthen capital levels and better position Associated for success as we emerge from the credit cycle Core fundamentals remain strong Attractive footprint, strong core deposit growth, diversified sources of fee revenue and efficient operations provide a solid foundation for future success Looking ahead

Appendix - credit details

Residential housing price data Residential mortgage geography - December 2009 Residential mortgages ($1.9 billion or 14% of Loans at 12/31/09) Note: (1) Data from Office of Federal Housing Enterprise Oversight (OFHEO), Q3'08 to Q3'09. (2) Milwaukee, West Allis, Waukesha. (3) Chicago, Naperville, Joliet. (4) Minneapolis, St. Paul, Bloomington. (2) (3) (4) NCO geography (1)

Comments Home equity geography - December 2009 Home equity ($2.5 billion or 18% of Loans at 12/31/09) NCO geography Tightened LTV policies and implemented risk-based pricing Centralized appraisals, override policy and income verification review Significantly upgraded our analysis, collection and loan mitigation capabilities Biannual FICO refresh

Comments CRE by state CRE by collateral Commercial real estate ($3.8 billion or 27% of Loans at 12/31/09) Shared National Credit outstanding of $41mm of which 40% are non-performing while the core portfolio of $1.1bb has 8% non-performing Q4 large charge-offs categories within CRE related to Retail and Office New Q4 non-accruals centered in Condominium, Warehouse and Hotel Note: (1) "Other States" includes 38 states, averaging 1% or less each. (1)

Construction loans ($1.4 billion or 10% of loans at 12/31/09) Comments Construction loans by state Construction loans by collateral Shared National Credit outstanding of $251mm with 54% non-performing versus the core portfolio 24% level Q4 larger charge-offs within Construction were Condominium (21%), Land (19%), Office (17%) and Retail (13%) New Q4 non-accruals centered on Land (23%), Retail (22%), Condominium (14%) and Warehouse (13%)

C&I loans ($3.5 billion or 25% of loans at 12/31/09) Comments C&I loans by state C&I loans by collateral Note: C&I includes commercial, financial & agricultural and lease financing. Shared National Credit outstanding of $696mm with 9% non-performing versus the core portfolio of $2.9bn at 7% non-performing Fourth quarter charge-offs centered in Transportation and Auto New Q4 non-accruals were focused in Financial (36%) with the remaining growth predominantly in general manufacturing

Appendix - financial details

Quarterly financial highlights (2) Source: SNL Financial, company filings. Note: (1) Net income (loss), prior to preferred dividends. (2) Excludes asset sale gains. (1)

Annual financial highlights (2) Source: SNL Financial, company filings. Note: (1) Net income (loss), prior to preferred dividends. (2) Excludes asset sale gains. (1)

The issuer has filed a registration statement (including a preliminary prospectus supplement dated January 11, 2010 and an accompanying prospectus dated December 17, 2008) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus and the other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037.